Exhibit 5

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA EQUITABLE FINANCIAL SERVICES, LLC

The names of the Directors and the names and titles of the Executive Officers of AXA Equitable Financial Services, LLC (“AXA Equitable Financial”) and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA Equitable Financial and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
* Mark Pearson (1)	Chairman of the Board and Chief Executive Officer Chairman of the Board and Chief Executive Officer, AXA Equitable Life Insurance Company

* Andrew J. McMahon	President President, AXA Equitable Life Insurance Company

* Richard V. Silver

Senior Executive Vice President, Chief Administrative Officer and Chief Legal Officer

Senior Executive Vice President, Chief Administrative Officer and Chief Legal Officer, AXA Equitable Life Insurance Company

Richard S. Dziadzio	Senior Executive Vice President and Chief Financial Officer Senior Executive Vice President and Chief Financial Officer, AXA Equitable Life Insurance Company

Nick Lane	Senior Executive Vice President and President, Retirement Savings Senior Executive Vice President and President, Retirement Savings, AXA Equitable Life Insurance Company

Salvatore Piazzolla (2)	Senior Executive Vice President Senior Executive Vice President - Head of Human Resources, AXA Equitable Life Insurance Company

*	Director
(1)	Citizen of the United Kingdom
(2)	Citizen of Italy